As filed with the Securities and Exchange Commission on January 14, 1999 Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                       The Tracker Corporation of America
            (Exact name of registrant as specified in its character)

         DELAWARE                                              86-0767918
(State of other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification number)

180 DUNDAS STREET WEST, SUITE #1505
TORONTO, ONTARIO, CANADA                                        M5G 1Z8
(Address of Principal Executive Offices)                       (Zip Code)

                             -----------------------

                      1999 STOCK WAGE AND FEE PAYMENT PLAN
                            (Full title of the Plan)

                             -----------------------

                                 BRUCE I. LEWIS
                             Chief Executive Officer

                       The Tracker Corporation of America
                      180 Dundas Street West, Suite #1505
                        Toronto, Ontario, Canada M5G 1Z8
                    (Name and address of agent for service)

                                 (416) 593-2604
         (Telephone number, including area code, of agent for service)
                             -----------------------

Approximate date of commencement of proposed sales pursuant to the Plan: From time to time after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum       Proposed Maximum
                                                      Offering Price per     Aggregate Offering      Amount of
Title of Securities to be       Amount to be          Share(1)               Price                   Registration Fee(1)
Registered                      Registered

Common Stock,
$.001 par value                 13,175,996                   $.1215          $1,600,883.50           $445.05


PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to Aura (Pvt.) Ltd. as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

         2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 1998.

         All documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such

----------

(1) Computed pursuant to Rules 457(h)(1) and 457(c) for the purpose of calculation of the registration fee on the basis of the average of the bid and asked price of a share of the Registrant's Common Stock on January 11, 1999, as reported by the National Quotation Bureau, Inc.

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statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The authorized capitalization of the Registrant consists of 56,600,000 shares of capital stock, comprised of 50,000,000 shares of Common Stock, $0.001 par value per share, 100,000 shares of Class B Common Stock, $0.00000007 par value per share, and 6,500,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK

         As of January 4, 1999, there were 28,743,553 shares of Common Stock outstanding, held of record by approximately 450 stockholders. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of all common stock outstanding, including the Common Stock and the Class B Voting Stock (described below), entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock outstanding from time to time. Upon the liquidation, dissolution or winding up of the Registrant, the holders of all common stock, including the Common Stock and the Class B Voting Stock (described below), are entitled to receive ratably the net assets of the Registrant available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that the Registrant may designate and issue in the future.

CLASS B VOTING COMMON STOCK

         As of January 4, 1999, there were no shares of Class B Voting Common Stock, par value $.00000007 outstanding. The Class B Voting Common Stock is redeemable by the Registrant at par value at any time, has no right to cash dividends, has liquidation rights of $0.0001 per share (junior to the rights of the holders of the Common Stock), and has voting rights equivalent to those of the Common Stock The rights, preferences and privileges of any future holders of Class B Voting Common Stock may be subject to, and adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that the Registrant may designate and issue in the future.

PREFERRED STOCK

         The Registrant has an authorized class of 6,500,000 shares of undesignated Preferred Stock, par value $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Registrant, to

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issue from time to time such shares of Preferred Stock in one or more classes or series. The Board is also authorized to fix or alter the designations, preferences and rights and any qualifications, limitations or restrictions of the shares of each such class or series of Preferred Stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series. It is possible that the Board could issue, without stockholder approval, Preferred Stock with voting or dividend rights that could adversely affect the voting power and dividend rights of the holders of the Common Stock and the Class B Voting Common Stock. In addition, under certain circumstances such Preferred Stock could be used as a means of discouraging, delaying or preventing a change in control of the Registrant.

CONVERTIBLE SENIOR PREFERRED STOCK

         As of January 4, 1999, there were no shares outstanding of any class or series of Preferred Stock. On December 18, 1998, the Board of Directors authorized the issuance of a series of up to 6,500,000 shares of Preferred Stock designated as Convertible Senior Preferred Stock. The Convertible Senior Preferred Stock will not be redeemable. Holders of Convertible Senior Preferred Stock will receive (i) voting rights pari passu with holders of Common Stock;
(ii) semi-annual dividends payable in cash out of funds legally available for such purpose at the rate of 7.5% per annum; (iii) in the event of any liquidation, dissolution or winding up of the Registrant, a preference entitling the holder to receive, prior to any distribution of any of the assets or funds of the Registrant to the holders of the Common Stock or any other shares of stock of the Registrant, $0.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to any accrued but unpaid dividends thereon to the date fixed for payment of such distribution; and (iv) the right to convert shares of the Convertible Senior Preferred Stock into Common Stock at any time at the option of the holder on a one-for-one basis. Outstanding shares of the Convertible Senior Preferred Stock will convert automatically into Common Stock within five years of issuance if the Common Stock is listed for trading on either the New York Stock Exchange, the American Stock Exchange (including Emerging Markets), the Nasdaq National Market System or any other exchange acceptable to the Registrant.

1999 WAGE STOCK AND FEE PAYMENT PLAN

         Simultaneously with the filing of this registration statement with the Securities and Exchange Commission, the Company is filing an additional registration statement on Form S-8 for its 1999 Stock Wage and Fee Payment Plan. Under this plan, the Company has issued or will issue an additional 13,175,996 shares to certain of its employees, consultants and advisors.

INCENTIVE STOCK OPTIONS

         On January 4, 1999, the Company issued incentive stock options to Bruce
I. Lewis and Jay S. Stulberg pursuant to its 1994 Stock Incentive Plan. The options entitle Messrs. Lewis and Stulberg to each purchase 2,488,578 shares of Common Stock at the price $0.07 per share (the

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"Option Price"). The Option Price is 110% of the fair market value of the Shares based upon the average closing price of the Shares in the over-the-counter market for December 1998, rounded to the nearest whole cent. The options are subject to sequential exercise rules providing for one-half of the grant to vest immediately and the remaining one-half to vest one year from the date of issuance. The option granted to Mr. Lewis is outstanding for a five-year period. The option granted to Mr. Stulberg is outstanding for a 10-year period.

COMMON WARRANTS

         As of January 4, 1999, there were warrants ("Common Warrants") to purchase 750,000 shares of Common Stock, subject to adjustment, outstanding held by two holders. The Common Warrants entitle the holders thereof to purchase one share of Common Stock for the period commencing on July 12, 1995 and ending on the first date after July 12, 1996 on which the Common Stock can be purchased at a legally marginable price under applicable laws, rules and regulations. The per share exercise price of the Common Warrants, subject to adjustments, is $5 per share.

MERCHANT PARTNERS OPTION

         As of January 4, 1999, there was outstanding an option (the "Merchant Partners Option") to purchase 250,000 shares of Common Stock, subject to adjustment, held by one holder. Currently, the Merchant Partners Option entitles the holder to purchase 250,000 shares through July 10, 2001 at an exercise price of $1.00 per share, subject to adjustment. However, the option is not exercisable unless and until the Company enters into one or more Sales Contracts with a term of three years or more with a Prospect before July 10, 1999. A Prospect means Signature Financial/Marketing Inc., and all of its subsidiaries, Montgomery Ward & Co. Incorporated, Ward Direct, L.P., ValueVision International, Inc., and all other subsidiaries of Montgomery Ward & Co. Incorporated. Merchant Partners, L.P. is an affiliate of each Prospect.

TODA WARRANT

         As of January 4, 1999, there was outstanding a warrant (the "TODA Warrant") to purchase 200,000 shares of Common Stock at an exercise price of $0.40 per share, subject to adjustment, through May 30, 2001.

CONVERTIBLE DEBENTURES

         As of January 4, 1999, the Company had debentures outstanding convertible into 667,766 shares of Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Company, to issue from time to time additional shares of Common Stock and Preferred Stock. These additional shares may be utilized for a

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variety of corporate purposes, including for example a future public offering or private placement to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could render more difficult or discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Registrant's management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Registrant

         Under the Registrant's Certificate of Incorporation, assuming, as of January 4, 1999, the exercise of (i) incentive stock options to purchase 4,977,156 shares of Common Stock granted to Messrs. Lewis and Stulberg pursuant to the 1994 Stock Incentive Plan, (ii) the issuance of 13,175,996 shares under the 1999 Wage Stock and Fee Payment Plan, (iii) the currently exercisable warrants to purchase 750,000 shares of Common Stock held by two holders, (iv) the currently exercisable options to purchase 40,000 shares of Common Stock, (v) 667,766 shares reserved for issuance under the Company's currently convertible Convertible Debentures, (vi) 200,000 shares reserved for issuance under the Toda Option and (vii) 250,000 shares reserved for issuance under the Merchant Partners Option, there are 20,060,917 shares of Common Stock available for future issuance generally without stockholder approval.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         The Registrant is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined as a person with 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         Section 203 defines a Business Combination to include: (i) any merger or consolidation with an Interested Stockholder or any affiliate or associate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal

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to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except (x) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (y) pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or certain subsidiaries thereof that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of the purchase or redemption of shares not caused by the Interested Stockholder); or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

         Certain provisions of the Certificate of Incorporation and the Bylaws of the Registrant could have an anti-takeover effect. The Certificate of Incorporation and Bylaws contain provisions that will increase the probability that, if an unsolicited attempt is made to acquire the Registrant, the public stockholders will be treated fairly by virtue of the provisions which: (i) provide that directors may only be removed by a two-thirds (2/3) vote of the stockholders; (ii) limit the rights of stockholders to amend certain provisions of the Certificate of Incorporation and Bylaws; (iii) eliminate the rights of stockholders to take action by written consent (except by unanimous written consent) and limit the rights of stockholders to call special meetings of the stockholders; (iv) limit the rights of stockholders to bring new business before special meetings; and (v) impose certain restrictions, including approval by the holders of two-thirds (2/3) of the outstanding stock, on certain business combinations. The provisions will also encourage any person intending to attempt such acquisitions to negotiate with the Board of Directors and curtail such person's use of his dominant interest to control both sides of the negotiations. Under such circumstances, the Board of Directors may be better able to make and implement reasoned business decisions and protect the interests of stockholders.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

         The Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than eleven members, the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. Moreover, the Certificate of Incorporation and Bylaws provide that directors may be removed, with or without cause, by a vote of the holders of two-thirds (2/3) of the then outstanding shares of Common Stock. This provision, when coupled with the provision authorizing only the Board of Directors to fill vacant directorships, may make it more difficult for a stockholder to remove incumbent

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directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees. Moreover, this provision will also make it more difficult to remove a director when the only reason for such removal may be dissatisfaction with the performance of such director.

         These removal provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Registrant, even though such an attempt might be beneficial to the Registrant and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

CLASSIFIED BOARD OF DIRECTORS

         The Bylaws provide that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in size as possible. The Certificate of Incorporation and Bylaws provide that approximately one-third (1/3) of the directors will continue to serve until the 1997 annual meeting of stockholders, approximately one-third (1/3) will continue to serve until the 1998 annual meeting of stockholders, and approximately one-third (1/3) will continue to serve until the 1999 annual meeting of stockholders.

         The classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the Registrant The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Registrant and its stockholders and regardless of whether or not a majority of the stockholders believe that such a change would be desirable.

         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Registrant, even though such an attempt might be beneficial to the Registrant and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of the Registrant and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

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SPECIAL MEETINGS OF STOCKHOLDERS

         The Certificate of Incorporation provides that special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board), or (ii) the Chairman or the Deputy Chairman of the Board of Directors or the President, or (iii) a stockholder who owns 20% or more of the issued and outstanding Common Stock (a "20% Stockholder"). Special meetings may not be called by stockholders other than 20% Stockholders. This provision will make it more difficult for stockholders other than 20% Stockholders to take action opposed by the Board of Directors.

         STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate of Incorporation provides that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders, or by the unanimous written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Certificate of Incorporation prohibiting stockholder action by written consent unless the same is unanimous would prevent the holders of a majority of the voting power of the Registrant from using the written consent procedure available under the DGCL to take stockholder action without giving all the stockholders of the Registrant entitled to a vote on a proposed action the opportunity to participate in determining such proposed action.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS

         The Bylaws provide that stockholders seeking to bring business before an annual or special meeting of stockholders must provide timely notice thereof in writing to the Secretary of the Registrant To be timely, this notice must be received at the principal executive offices of the Registrant not less than 90 days nor more than 120 days prior to the meeting. If less than 100 days' notice of the meeting is given to stockholders, then the notice of a stockholder's proposal must be received not later than the tenth day following the date the notice of the meeting was mailed. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the Bylaws, the language of the proposed amendment; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of capital stock of the Registrant that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The provision requiring timely notice of stockholder business ensures both orderly meetings and an adequate opportunity for the Board of Directors to review business to be decided at such meetings. This provision, however, may also preclude some stockholders from bringing matters before the stockholders and directors at an annual or special meeting.

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SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS; FAIR PRICE PROVISION

         The Certificate of Incorporation provides that any Business Combination (as defined therein), including any merger, consolidation, sale, joint venture, plan of liquidation or recapitalization, with an Interested Stockholder (as hereinafter defined for purposes of this provision only) shall require the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock in the election of directors, voting together as a single class, excluding any voting stock beneficially owned by such Interested Stockholder. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be required, by law or otherwise.

         The two-thirds (2/3) vote requirement shall not apply to a particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination is approved by a majority of the Continuing Directors (as hereinafter defined) or certain conditions shall have been met regarding the amount and form of the consideration (the "fair price") to be received by the stockholders of the Registrant in such Business Combination. Generally, the "fair price provision" will have been satisfied if the price received by the holders of shares of Common Stock or other class of voting stock is not less than the higher of (i) the highest price paid by the Interested Stockholder when acquiring any of its shares of Common Stock or other class of stock, as applicable, during the two-year period preceding the first public announcement of the Business Combination or the transaction in which it became an Interested Stockholder, or (ii) the fair market value of such stock on the date of such public announcement or the date on which the Interested Stockholder became such.

         The fair price provision is intended to provide some protection against certain forms of takeover techniques including two-tiered offers in which the acquirer seeks as a first step to acquire a controlling equity interest in a company and then as a second step to acquire the remaining equity interest with cash or securities that have a value substantially below the consideration paid to acquire control. The Registrant believes that the fair price provision will help assure that all of the stockholders will be treated fairly if certain kinds of Business Combinations are effected. However, the fair price provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

         The term "Interested Stockholder" for purposes of the fair price provision means any person (other than, among others, the Registrant or any employee stock ownership plan of the Registrant or any subsidiary), who is, or has announced an intention to become, the beneficial holder of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. The term "Continuing Director" means any member of the Board of Directors on the date the Certificate of Incorporation was filed and any member of the Board of Directors who thereafter becomes a member while such person is a member of the Board who is not an affiliate or associate of the Interested Stockholder and who

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was a member before the Interested Stockholder became an Interested Stockholder.
All current directors of the Registrant would be Continuing Directors.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

         Subject to the DGCL, the Certificate of Incorporation may generally be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the shares which the Registrant shall have authority to issue, (ii) the management of the business and the conduct of the affairs of the Registrant, (iii) any proposed compromise or arrangement between the Registrant and its creditors, (iv) the authority of stockholders to act by written consent or to call special meetings,
(v) the indemnification of directors and officers, or (vi) the amendment of any of certain provisions of the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the securities entitled to vote generally in the election of directors. In addition, the amendment, modification or repeal of the fair price provision and the other anti-takeover provisions of the Certificate of Incorporation requires the affirmative vote of at least two-thirds (2/3) of the combined voting power of all the securities entitled to vote generally in the election of directors. These voting requirements will make it more difficult for stockholders to make changes in the Certificate of Incorporation that would be designed to facilitate the exercise of control over the Registrant.

AMENDMENT TO CERTAIN BYLAW PROVISIONS

         The Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or the stockholders; provided, however, that the notice of the proposed change was given in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Bylaws regarding (i) the authority of stockholders to call special meetings,
(ii) procedures by which stockholders may bring business before any meeting of stockholders, (iii) the number and election of directors; or (iv) the indemnification of officers and directors, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Registrant's Common Stock is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107.

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ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          The validity of the issuance of the shares of Common Stock registered hereunder will be passed upon for the Company by Arkin Merolla LLP, Atlanta, Georgia, counsel for the Company. Robert D. Arkin, a partner of the firm, beneficially owns 159,574 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of the Registrant will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of the Registrant provide more particularly that directors and officers of the Registrant shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Registrant, provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of the Registrant. Indemnification by the Registrant is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of the Registrant, except as regards a person adjudged to be liable to the Registrant, unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of the Registrant.

         The Registrant has entered into substantially identical indemnification agreements with each of its directors. The Registrant has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or unthreatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of the Registrant or any of its affiliates, or because the Registrant has a right to judgment in its favor because of his position with the Registrant. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of the Registrant. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant for which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  EXHIBITS

Exhibit

4.1** Certificate of Incorporation, as corrected by Certificate of Correction of Certificate of Incorporation dated March 27, 1995, and as amended by Certificate of Amendment to the Certificate of Incorporation dated November 1, 1995, Certificate of Designation of Rights, Preferences and Privileges of $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated April 19, 1996, and Certificate of Designation of Rights, Preferences and Privileges of Series B $1,000.00 6% Cumulative Convertible Preferred Stock of the Registrant dated June 5, 1996

4.2**  Bylaws

5.1      Opinion of Arkin Merolla LLP

10.42    1999 Stock Wage and Fee Payment Plan dated December 18, 1998.

 23.1 Consent of Hirsch Silberstein & Subelsky, P.C.

 23.2    Consent of Arkin Merolla LLP (included in Exhibit 5.1)

 24.1    Power of Attorney

 99.1    Reoffer Prospectus


ITEM 9.  UNDERTAKINGS

The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

-------------------

** Incorporated by reference from the Registrant's registration statement on Form S-1 (No. 33-99686 and amendments thereto)

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on January 13, 1999.

                                   THE TRACKER CORPORATION OF AMERICA


                                   BY: /s/  Bruce I. Lewis
                                            BRUCE I. LEWIS
                                            CHIEF EXECUTIVE OFFICER AND DIRECTOR

         EXHIBIT NUMBER               EXHIBIT
         --------------               -------

                5.1       Opinion of Arkin Merolla LLP
               10.42      1999 Stock Wage and Fee Payment Plan dated
                          December 18, 1998
               23.1       Consent of Hirsch  Silberstein & Subelsky, P.C.
               23.2       Consent of Arkin Merolla LLP (included in Exhibit 5.1)
               24.1       Power of Attorney
                27        Financial Data Statement
               99.1       Reoffer Prospectus